Exhibit 99.1

FINISH LINE REPORTS RECORD 2nd QUARTER SALES

** Total sales increase 15%

** Comp sales increase 6% on top of 21% gain for Q2 LY

** Reconfirming earnings guidance for Q2

INDIANAPOLIS- September 2, 2004-The Finish Line, Inc. (NASDAQ:FINL) reported record net sales of $312,162,000 for the thirteen weeks ended August 28, 2004 (“2nd quarter” or “Q2”), an increase of 15% (fifteen percent) over net sales of $270,789,000 for Q2 last year (“Q2 LY”). Comparable store net sales for Q2 increased 6% (six percent) on top of an increase of 21% (twenty-one percent) reported for the comparable thirteen-week period last year. Effective with the beginning of Fiscal 2005 the Company has included internet sales from www.Finishline.com in the comparable sales calculation. This change had the effect of increasing Q2 and year-to-date comparable sales by 1% (one percent).

On a year to date basis, for the twenty-six weeks ended August 28, 2004, net sales were $570,128,000 an increase of 19% (nineteen percent) over net sales of $478,594,000 reported for the twenty-six week period last year ended August 30,2003. Year to date comparable store net sales increased 10% (ten percent) on top of an 18% (eighteen percent) increase reported for the first half of last year.

Mr. Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer stated: ‘We are pleased to have achieved a strong comparable sales gain of 6% (versus 21% for Q2 LY) which included a 4% increase for August (versus 29% for August LY). These results against strong comparisons and the delayed Back-to-School selling season give us confidence as we enter the second half of our fiscal year.”

Inventory levels are expected to be up 16-18 percent per square foot as of the end of Q2 and reflect increased levels due to the Labor Day calendar shift, the later Back-To-School selling season in the Northeast and other markets along with inventory on hand for the 35 new stores and 12 remodeled stores to be opened in Q3.

The Company reconfirms that diluted earnings per share for the 2nd quarter is expected to range from $.85 to $.87. For Q2 LY, the Company reported diluted earnings per share of $.73 cents. The Company expects to report earnings for Q2 on Thursday, September 23rd, after the market closes followed by a live conference call Friday morning, September 24th at 8:30 am ET.

During Q2, the Company opened 14 stores and remodeled six existing stores. As of August 28, 2004, the Company operated 564 stores compared to 510 at August 30, 2003 an increase of 11%. In addition, store square footage increased 9% to 3,247,000 square feet compared to 2,984,000 square feet at the end of Q2 last year.

The Company did not repurchase any shares of Class A Common Stock during Q2 under the current stock repurchase authorization, which expires December 31, 2007.

The Company has made available a recorded message covering the second quarter sales by dialing 1-706-645-9291 (Conference ID# = 9578762). This replay will be available for 48 hours beginning approximately 8:30 am ET Thursday, September 2nd. After the initial 48 hour period the recording will be available at www.Finishline.com through September 9th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 564 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager